AmeriGas Elects Frank S. Hermance to Its Board of Directors
June 18, 2018
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VALLEY FORGE, Pa., June 18 – The Board of Directors of AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), announced today that Frank S. Hermance has been elected a director of AmeriGas Propane, Inc., effective June 15, 2018.

John L. Walsh, chairman of the board of AmeriGas, and president and chief executive officer of UGI Corporation, said, “Frank is a talented business leader with deep experience and keen insight in finance, strategy, mergers & acquisitions and operations. His extensive experience will be a valuable asset on the AmeriGas board. He has served as a valued member of the Board of Directors of UGI Corporation and UGI Utilities, Inc., since 2011.”

Hermance is the retired Chairman (2001 to 2017) and Chief Executive Officer (1999 to 2016) of AMETEK, Inc., a global manufacturer of electronic instruments and electromechanical devices. He previously served as AMETEK’s President and Chief Operating Officer (1996 to 1999).

About AmeriGas
AmeriGas is the nation’s largest retail propane marketer, serving over 1.8 million customers in all 50 states from approximately 1,900 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public own the remaining 74%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

CONTACT INVESTOR RELATIONS

Will Ruthrauff 610-456-6571	Brendan Heck 610-456-6608	Shelly Oates 610-992-3202